Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among

QSGI, INC.

KRUSECOM, INC

and

THE KRUSECOM, INC. SHAREHOLDERS

 (as defined herein)

Dated as of June 17, 2011

SHARE EXCHANGE AGREEMENT

          This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of June 17, 2011, is by and among QSGI, Inc., a Delaware corporation (“QSGI”); KruseCom, LLC., a Delaware limited liability company (“Kruse”); and the shareholder(s) of Kruse listed on Annex B hereto (the “Shareholders”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

BACKGROUND

          A.          Kruse has 7,682 shares of membership interest, no par value (the “Kruse Stock”) issued and outstanding, all of which are held by the Shareholders. Each Shareholder is the record and beneficial owner of the number of shares of Kruse Stock set forth opposite such Shareholder’s name on Annex B hereto. Each Shareholder has agreed to transfer all of his, her or its (hereinafter “its”) shares of Kruse Stock in exchange for a number of newly issued shares of the common stock, $01 par value, of QSGI (the “QSGI Stock”) that will, in the aggregate, constitute eighty and 9/10 percent (80.9%) of the issued and outstanding capital stock of QSGI, on a fully diluted basis, as of and immediately after the Closing. The number of shares of QSGI Stock to be received by each Shareholder is listed opposite each such Shareholder’s name on Annex B. The aggregate number of shares of QSGI Stock that is reflected on Annex B is referred to herein as the “Shares”.

          B.          The exchange of Kruse Stock for QSGI Stock is intended to constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

          C.          The outside Board of Directors of each of QSGI and Board of Directors of Kruse has determined that it is desirable to effect the plan of reorganization and share exchange.

          D.         In the event the terms and conditions of this Share Exchange Agreement conflict in any way with the order of the Bankruptcy Court approving the reorganization of QSGI, the order of the Bankruptcy Court will control.

AGREEMENT

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

Exchange of Shares

          1.1.        Share Exchange. At the Closing, each Shareholder shall sell, transfer, convey, assign and deliver to QSGI its Kruse Stock, free and clear of all Liens, in exchange for the QSGI Stock listed on Annex B opposite such Shareholder’s name.

          1.2.        Closing. The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of Fildew Hinks, PLLC in Royal Oak, MI commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date ”).

ARTICLE II

Representations and Warranties of Shareholders

          Each of the Shareholders hereby severally (and not jointly) represents and warrants to QSGI with respect to itself, as follows:

          2.1.        Good Title. The Shareholder is the record and beneficial owner, and has good title to its Kruse Stock, with the right and authority to sell and deliver such Kruse Stock. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Kruse as the new owner of such Kruse Stock in the share register of Kruse, QSGI will receive good title to such Kruse Stock, free and clear of all Liens.

          2.2.        Pre-emptive Rights. The Shareholder has no pre-emptive rights or any other rights to acquire any Kruse Stock that have not been waived or exercised.

          2.3.        Organization. If an entity, the Shareholder is duly organized and validly existing in its jurisdiction of organization and in good standing under the laws of the jurisdiction of its organization.

          2.4.        Power and Authority. The Shareholder has the legal power, capacity and authority to execute and deliver this Agreement and each Transaction Document to be delivered by it hereunder and to perform its obligations hereunder and thereunder, and to consummate the Transactions. All acts required to be taken by the Shareholder to enter into this Agreement, to deliver each Transaction Document to which it is a party and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against such Shareholder in accordance with the terms hereof.

          2.5.        No Conflicts. The execution and delivery of this Agreement by the Shareholder and the performance by such Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the Shareholder and (c) will not violate or breach any contractual obligation to which such Shareholder is a party.

          2.6.        Litigation. There is no pending proceeding against the Shareholder that involves the Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of the Shareholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

          2.7.        No Finder’s Fee. The Shareholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions.

          2.8.       Purchase Entirely for Own Account. The QSGI Stock proposed to be acquired by the Shareholder hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and such Shareholder has no present intention of selling or otherwise distributing the QSGI Stock, except in compliance with applicable securities laws.

          2.9.        Available Information. The Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in QSGI and has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the QSGI Stock.

          2.10.      Non-Registration. The Shareholder understands that the QSGI Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the QSGI Stock in accordance with QSGI formation documents or the laws of its jurisdiction of incorporation.

2.11.    Restricted Securities. The Shareholder understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by such Shareholder pursuant hereto, the Shares would be acquired in a transaction not involving a public offering. The Shareholder further acknowledges that if the Shares are issued to such Shareholder in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.12. Accredited Investor. The Shareholder is an “accredited Investor” within the meaning of Rule 501 under the Securities Act and such Shareholder was not organized for the specific purpose of acquiring the Shares.

          2.13.                                     Legends. The Shareholder hereby agrees with QSGI that the QSGI Stock will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

          Additionally, the QSGI Stock will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

ARTICLE III

Representations and Warranties of Kruse

          Kruse represent and warrant as follows to QSGI.

          3.1.        Organization, Standing and Power. Kruse is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Kruse, a material adverse effect on the ability of Kruse to perform their obligations under this Agreement or on the ability of Kruse to consummate the Transactions (a “ Kruse Material Adverse Effect”). Kruse is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have an Kruse Material Adverse Effect.

          3.2        Capital Structure. The capitalization of Kruse is as set forth under Schedule 3.2 Except as set forth on Schedule 3.3, no shares of capital stock or other voting securities of Kruse are issued, reserved for issuance or outstanding. Kruse is the sole record and beneficial owner of all of the issued and outstanding capital stock of each of its subsidiaries. All outstanding shares of the capital stock of Kruse are validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable corporate Laws, the Kruse charter documents, or any Contract to which Kruse is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Kruse having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of capital stock of Kruse may vote.  As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Kruse is a party or by which any of them is bound (a) obligating Kruse to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in Kruse, (b) obligating Kruse to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Kruse. As of the date of this Agreement, there are not any outstanding contractual obligations of Kruse to repurchase, redeem or otherwise acquire any shares of capital stock of Kruse.  No further approval or authorization of any stockholder, the Board of Directors or others is required for the sale of the Kruse Stock.  There are no stockholders agreements, voting agreements or other similar agreements with respect to Kruse’s capital stock to which Kruse is a party or, to the knowledge of Kruse, between or among any of Kruse stockholders.

3.3.           INTENTIONALLY LEFT BLANK

3.4.        Authority; Execution and Delivery; Enforceability. Kruse has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Kruse of this Agreement and the consummation by Kruse of the Transactions have been duly authorized and approved by the Board of Directors of Kruse and no other corporate proceedings on the part of Kruse are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against Kruse in accordance with its terms.

          3.5.        No Conflicts; Consents.

                       (a)          The execution and delivery by Kruse of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Kruse under, any provision of (i) the Kruse charter documents, (ii) any Contract to which Kruse is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to Kruse or their respective properties or assets, including without limitation, the Kruse Stock, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have an Kruse Material Adverse Effect.

                       (b)          Except for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Kruse in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

          3.6.        Taxes.

                       (a)          Kruse has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Kruse Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have an Kruse Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Kruse know of no basis for any such claim.

          3.7.        Benefit Plans.

                       (a)          Kruse does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Kruse. As of the date of this Agreement, there is no severance or termination agreements or arrangements between Kruse and any current or former employee, officer or director of Kruse, nor does Kruse have any general severance plan or policy.

          3.8.        Litigation. There is no Action against or affecting Kruses which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Kruse Material Adverse Effect. Neither Kruse, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under central or provincial securities laws or a claim of breach of fiduciary duty.

          3.9.        Compliance with Applicable Laws. Kruse is in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Kruse Material Adverse Effect. Kruse has not received any written communication during the past two years from a Governmental Entity that alleges that it is not in compliance in any material respect with any applicable Law.

          3.10.    Contracts. Except as set forth on Schedule 3.10, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Kruse. Kruse is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which its properties or assets are bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in an Kruse Material Adverse Effect.

          3.11.      Title to Properties. Kruse does not own any real property. Kruse has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.

          3.12.      Transactions with Affiliates and Employees. Except as set forth on Schedule 3.12, none of the officers or directors of Kruse, to the knowledge of Kruse, none of the employees of Kruse presently a party to any transaction with Kruse (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Kruse, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

          3.13.      No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Kruse that would be required to be disclosed by Kruse under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Kruse of its Kruse Stock and which has not been publicly announced.

          3.14.      No Additional Agreements. Kruse does not have any agreement or understanding with the Shareholders with respect to the Transactions other than as specified in this Agreement.

ARTICLE IV
Representations and Warranties of QSGI

          QSGI represents and warrants as follows to the Shareholders and Kruse.

          4.1.        Organization, Standing and Power. QSGI is duly organized, validly existing and within 30 days of Closing shall be in good standing under the laws of the State of Delaware and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on QSGI, a material adverse effect on the ability of QSGI to perform its obligations under this Agreement or on the ability of QSGI to consummate the Transactions (a “QSGI Material Adverse Effect”). QSGI is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a QSGI Material Adverse Effect.

          4.2.        INTENTIONALLY LEFT BLANK

          4.3.         Capital Structure. The authorized capital stock of QSGI consists of 300,000,000 shares of common stock, $.01 par value.  As of the date hereof (a) 30,922,716 shares of QSGI common stock are issued and outstanding.  No shares of capital stock or other voting securities of QSGI were issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of QSGI are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware general corporation law, the QSGI Charter, the QSGI Bylaws or any Contract to which QSGI is a party or otherwise bound.

          4.4.        Authority; Execution and Delivery; Enforceability. The execution and delivery by QSGI of this Agreement and the consummation by QSGI of the Transactions have been duly authorized and approved by the Board of Directors of QSGI and no other corporate proceedings on the part of QSGI are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of QSGI, enforceable against QSGI in accordance with the terms hereof.

          4.5.        No Conflicts; Consents.

                      (a)          The execution and delivery by QSGI of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of QSGI under, any provision of (i) the QSGI Charter or QSGI Bylaws, (ii) any material Contract to which QSGI is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.5(b), any material order or material Law applicable to QSGI or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a QSGI Material Adverse Effect.

                      (b)          No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to QSGI in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than the filing with the SEC of the 14f-1 Notice and filings under state “blue sky” laws, as may be required in connection with this Agreement and the Transactions.

          4.6.        SEC Documents; Undisclosed Liabilities.

                      (a)          QSGI has filed or will shortly file all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since December 31, 2008, pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (the “ SEC Reports ”).

                      (b)          As of its respective filing date, each SEC Report complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Report. Except to the extent that information contained in any SEC Report has been revised or superseded by a later SEC Report, none of the SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          4.7.        Taxes.

                      (a)          QSGI has  filed, or intends to file, , all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a QSGI Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, has been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a QSGI Material Adverse Effect.

   4.8.        Market Makers. QSGI has at least two market makers for its common shares and such market makers have obtained all permits and made all filings necessary in order for such market makers to continue as market makers of QSGI.

          4.9.      Transactions With Affiliates and Employees. Except as set forth in the SEC Reports, none of the officers or directors of QSGI and, to the knowledge of QSGI, none of the employees of QSGI is presently a party to any transaction with QSGI (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of QSGI, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

          4.10.      Internal Accounting Controls. QSGI maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. QSGI has established disclosure controls and procedures for QSGI and designed such disclosure controls and procedures to ensure that material information relating to QSGI is made known to the officers by others within those entities. QSGI’s officers have evaluated the effectiveness of QSGI’s controls and procedures.

          4.11.      Disclosure. QSGI confirms that neither it nor any person acting on its behalf has provided the Shareholders or their respective agents or counsel with any information that QSGI believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by QSGI under a current report on Form 8-K filed within four business days after the Closing. QSGI understands and confirms that the Shareholders will rely on the foregoing representations and covenants in effecting transactions in securities of QSGI. All disclosure provided to the Shareholders regarding QSGI, its business and the transactions contemplated hereby, furnished by or on behalf of QSGI (including QSGI’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          4.12     Listing and Maintenance Requirements. QSGI is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the QSGI Stock on the trading market on which the QSGI Stock is currently listed or quoted. The issuance and sale of the Shares under this Agreement does not contravene the rules and regulations of the trading market on which the QSGI Stock are currently listed or quoted, and no approval of the stockholders of QSGI is required for QSGI to issue and deliver to the Shareholders the Shares contemplated by this Agreement.

          4.13.      No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to QSGI, or its businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by QSGI under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by QSGI of its common stock and which has not been publicly announced.

          4.14.      No Additional Agreements. QSGI does not have any agreements or understandings with the Shareholders with respect to the Transactions other than as specified in this Agreement.

ARTICLE V
Conditions to Closing

          5.1.        QSGI Conditions Precedent. The obligations of the Shareholders and Kruse to enter into and complete the Closing are subject, at the option of the Shareholders and Kruse, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Shareholders and Kruse in writing:

                      (a)           Representations and Covenants . The representations and warranties of QSGI contained in this Agreement shall be true in all material respects, on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date. QSGI shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. QSGI shall have delivered to the Shareholders and Kruse a certificate, dated the Closing Date, to the foregoing effect.

                      (b)           Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Kruse or Shareholders, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of QSGI.

                      (c)           Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by QSGI for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement shall have been obtained and made by QSGI, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a QSGI Material Adverse Effect.

                      (d)           Satisfactory Completion of Due Diligence. Kruse and the Shareholders shall have completed its legal, accounting and business due diligence of QSGI and the results thereof shall be satisfactory to QSGI and the Shareholders in their sole and absolute discretion.

                      (g)           SEC Reports. QSGI shall have filed or will shortly file all reports and other documents required to be filed by it under the U.S. federal securities laws through the Closing Date.

                      (h)           Quotation. QSGI shall have maintained its status as a company whose common stock is quoted in the pink sheets and upon the filing of all required SEC filings, QSGI shall apply to be traded on the Over-the-Counter Bulletin Board and there no reason to the knowledge of QSGI  as to why such listing  shall occur following  the Closing.

                      (i)           No Suspensions of Trading in QSGI Stock; Listing. Trading in the QSGI Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding QSGI) at any time since the date of execution of this Agreement, and the QSGI Stock shall have been at all times since such date listed for trading on a trading market.

                      (j)           Secretary’s Certificate. QSGI shall have delivered to Kruse a certificate, signed by its Secretary or Assistant Secretary, certifying that the attached copies of the QSGI Charter, QSGI Bylaws and resolutions of its Board of Directors approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

                      (k)           Good Standing Certificate. QSGI shall have delivered to Kruse a certificate of good standing of QSGI dated within thirty (30) business days of Closing issued by the Secretary of State of Delaware.

                      (l)             Issuance of Stock Certificates. At or within 30 business days following the Closing, QSGI shall deliver to each Shareholder a certificate representing the new shares of QSGI Stock issued to such Shareholder in accordance with Annex B.

          5.2.        Kruse and Shareholders Conditions Precedent. The obligations of QSGI to enter into and complete the Closing is subject, at the option of QSGI, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by QSGI in writing.

                      (a)           Representations and Covenants. The representations and warranties of Kruse and the Shareholders contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Kruse and the Shareholders shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Kruse and the Shareholders on or prior to the Closing Date. Each of Kruse and the Shareholders shall have delivered to Kruse a certificate, dated the Closing Date, to the foregoing effect.

                      (b)           Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of QSGI, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Kruse and the Shareholders.

                      (c)           Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Shareholders or Kruse for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated by this Agreement, shall have been obtained and made by the Shareholders or Kruse, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have an Kruse Material Adverse Effect.

                      (d)           No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Kruse Financial Statements which has had or is reasonably likely to cause a Kruse Material Adverse Effect.

                      (e)           Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of QSGI, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to Kruse and the Shareholders.

                      (f)           Satisfactory Completion of Due Diligence. QSGI shall have completed its due diligence of Kruse and the Shareholders and the results thereof shall be satisfactory to QSGI in its sole and absolute discretion.

                      (g)           Kruse Officer’s Certificate. Kruse shall have delivered to QSGI a certificate, signed by its authorized officer, certifying that the attached copies of the Kruse Constituent Instruments and resolutions of the Board of Directors of Kruse approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

                      (h)           Share Transfer Documents. The Shareholders shall have delivered to QSGI certificate(s) representing its Kruse Stock, accompanied by a duly executed instrument of transfer for transfer by the Shareholders of its Kruse Stock to QSGI.

ARTICLE VI
Covenants

          6.1.        Preparation of the 14f-1 Notice; Blue Sky Laws.

                      (a)          As soon as possible following the date of this Agreement, and in any event, within four (4) business days hereafter, Kruse and QSGI shall prepare and file with the SEC the 14f-1 Notice in connection with the consummation of this Agreement. QSGI shall cause the 14f-1 Notice to be mailed to its stockholders as promptly as practicable thereafter.

                      (b)          QSGI shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the QSGI Stock in connection with this Agreement.

          6.2.        Public Announcements. QSGI and Kruse will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

          6.3.        Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

          6.4.        Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

          6.5.         Filing of 8-K. QSGI shall file, within four (4) business days of the date of this Agreement and of the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite audited consolidated financial statements of Kruse and the requisite Form 10 disclosure regarding Kruse.

ARTICLE VII

Miscellaneous

          7.1.     Dual Representation.  Kruse and QSGI has authorized Fildew Hinks to prepare this Share Exchange Agreement and take action to effectuate the transactions contemplated by this Agreement.  Kruse and QSGI have expressively waived any conflict that Fildew Hinks may have in preparing the agreement and effectuating the Closing.

          7.2       Notices . All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to QSGI, to:

If to Kruse, to:

with a copy to:
Counsel to both Kruse and QSGI Fildew Hinks PLLC
26622 Woodward Ave., Suite 225
Royal Oak, MI 48067
Attn: David B. Braun, Esq.
Phone: (248) 837-1397
Fax: (248) 545-1839

If to the Shareholders, to the address set forth in Annex B.

          7.3.        Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by the Parties. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

          7.4.   Replacement of Securities. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, QSGI shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to QSGI of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, QSGI may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

          7.5.        Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each Party hereto will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

          7.6.        Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

          7.7.        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

          7.8.        Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

          7.9.        Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

          7.10.      Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

          7.11.      Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

          IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

QSGI, INC.
By: /S/_David Meynarez Name: David Meynarez Title: CFO

KRUSE COM, INC.
By: /S/ Marc Sherman Name: Marc Sherman Title: Managing Member and President

[ Shareholders’ Signature Page ]

          IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ANNEX A

Definitions

                     “Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

                     “Agreement” has the meaning set forth in the Preamble of this Agreement.

                     “Closing” has the meaning set forth in Section 1.2 of this Agreement.

                     “Closing Date” has the meaning set forth in Section 1.2 of this Agreement.

                     “Consent” means any material consent, approval, license, permit, order or authorization.

                     “Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

    “QSGI”  has the meaning set forth in the Preamble of this Agreement.

                     “QSGI Bylaws” means the Bylaws of QSGI, as amended to the date of this Agreement.

                     “QSGI Charter” means the Articles of Incorporation of QSGI, as amended to the date of this Agreement.

                     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

                     “Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

                     “Intellectual Property Right” means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

                     “Law” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

                     “Lien” means any lien, security interest, pledge, equity and claim of any kind, voting trust, Shareholder agreement and other encumbrance.

    “Kruse” has the meaning set forth in the Preamble of this Agreement.

                    “Kruse Material Adverse Effect” has the meaning set forth in Section 3.1 of this Agreement.

                     “Kruse Stock” has the meaning set forth in the Background Section of this Agreement.

                     “Party” has the meaning set forth in the Preamble of this Agreement.

                     “SEC” means the Securities and Exchange Commission.

                     “SEC Reports” has the meaning set forth in Section 4.6 of this Agreement.

                     “Securities Act” means the Securities Act of 1933, as amended.

                     “Shares” has the meaning set forth in the Background Section of this Agreement.

                     “Shareholders” has the meaning set forth in the Preamble of this Agreement.

                     “Taxes” means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

                     “Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

                     “Transactions” has the meaning set forth in Section 1.2 of this Agreement.

                     “Transaction Documents” means this Agreement and any other documents or agreements executed in connection with the Transactions.

Annex B

Name of Shareholder	SS#	Number of Shares of Kruse Being Exchanged	Percentage of Total Kruse Stock Represented By QSGI Stock Being Exchanged	Number of Shares of QSGI Stock to be Received by Shareholder
Marc Sherman	###-##-####	3,151	41%	77,932,103
Laura Sherman	###-##-####	71	1%	1,760,954
Carl Saracino	###-##-####	1,250	16%	30,915,623
David Meynarez	###-##-####	1,250	16%	30,915,623
Robert Wright	###-##-####	460	6%	11,376,949
KruseCom Employee Units	Held By AST	1,500	20%	37,098,748
Total		7,682	100%